Exhibit 10.1

Appendix C

Text of the Amended Letter of Indemnification (in Connection with the

Registration Process)

BioLight Israeli Life Sciences Investments Ltd.

Re: Letter of Indemnification

WHEREAS Pursuant to Section 136 of the Articles of Association of BioLight Israeli Life Sciences Investments Ltd. (the “Company”), the Company may provide an undertaking in advance to indemnify an officer in the Company, in accordance with the conditions set forth in the Articles of Association and the provisions of the Companies Law, 5759-1999; and

WHEREAS The Company has resolved the resolutions required under any law for granting an undertaking in advance to indemnify officers of the Company, in accordance with this Letter of Indemnification; and

WHEREAS You serve as an officer of the Company;

Therefore, the Company hereby undertakes towards you as follows:

1.	Preamble, Titles and Definitions

1.1.	The preamble of this Letter of Indemnification constitutes an integral part hereof.

1.2.	The titles in this Letter of Indemnification are provided for the purpose of convenience alone and shall not serve for the purpose of interpretation of this Letter of Indemnification or any of its provisions.

1.3.	Within this Letter of Indemnification, the following terms shall have the definitions listed beside them:

“Companies Law” -	The Companies Law, 5759-1999, as amended from time to time.

“Officer” -	As defined in the Companies Law, including any employee to which the Company shall decide to provide a letter of Indemnification.

“Action” -	As defined in the Companies Law.

“The Articles of Association” -	The Articles of Association of the Company as in effect from the date on which this Letter of Indemnification is provided.

2.	Undertaking to Indemnification

The Company hereby undertakes to indemnify you, pursuant to the provisions of any law which may not be conditioned upon, and pursuant to the provisions of this Letter of Indemnification, for any debt or expense as set forth in paragraphs (A), (B), (C) (D), (E) and (F) below, that was/shall be placed on you or that you shall incur due to an action that you performed in your capacity in Israel, United States of America or other country in the World as an officer of the Company and/or in the capacity of your position on behalf of the Company in the subsidiaries and/or affiliated companies of the Company(including actions performed by you prior to the date of this Letter of Indemnification):

(A)	A financial debt placed upon you for the benefit of another person due to a judgment, including a judgment granted within a settlement or an arbitration ruling approved by court.

(B)	Reasonable litigation expenses, including attorneys’ fees, that you incurred due to an investigation or proceeding conducted against you by an authority authorized to conduct such an investigation or proceeding, and that is concluded without an indictment being filed against you and without a financial sanction being placed on you in lieu of a criminal proceeding, or that will conclude without an indictment being filed but with the placement of a financial sanction in lieu of a criminal proceeding for a crime that does require evidence of mens rea. In this paragraph, “the conclusion of a proceeding without an indictment being filed in a matter in which a criminal investigation was initiated” and “a financial sanction in lieu of a criminal proceeding” are as defined in Section 260(a)(1a) of the Companies Law.

(C)	Reasonable litigation expenses, including attorney’s fees incurred or that you are charged by a court, in a proceeding filed against you by the Company or on its behalf or by another person or in a criminal indictment from which you are acquitted or a criminal charge in which you are charged with an offense that does not require proof of Criminal Intent.

(D)	Expenses expended by you or imposed on you in connection to administrative proceedings involving you, including attorney fees.

(E)	A payment which you are obligated to make to an injured party as set forth in Section 52(54) of the Israeli Securities Law, 1968, as amended (the "Security Law").

(F)	Any other monetary liability or other expense that the Company is permitted by law to indemnify you.

The undertaking to provide indemnification as stated in subsection (A) above is limited to the types of events set forth in the addendum to this Letter of Indemnification (the “Addendum”), which, in the opinion of the Company’s board of directors, may be anticipated, or any part thereof, provided that the Maximum Indemnification Amount does not exceed the amount set forth in Section 4 below.

3.	Exclusions

The indemnification will not apply in any of the cases set forth below:

3.1.	A breach of a fiduciary duty vis-a-vis the Company or another entity, excluding, to the extent permitted by law, a breach of a fiduciary duty performed in good faith for which you had a reasonable basis to assume that the action would not harm the interests of the Company or the other entity.

3.2.	A breach of a duty of care, performed intentionally or recklessly, excluding if performed with negligence alone.

3.3.	An action with intent to derive unlawful personal profit.

3.4.	A sanction or fine that you are charged.

3.5.	A claim (including a counter-claim of the Company following a claim filed by an officer against the Company) that the Company won against the officer.

4.	Indemnification Amount

The aggregate indemnification amount that the Company will pay for each of the officers of the Company under letters of Indemnification issued and/or that will be issued by the Company will not exceed USD 10 million or an amount equivalent to 25% of the Company’s equity pursuant to the most recent annual financial statements of the Company as of the actual indemnification date, whichever is higher (the “Maximum Indemnification Amount”).

It is hereby clarified that the payment of the indemnification amount under this Letter of Indemnification will not harm your right to receive insurance payments for types of events set forth in the Letter of Indemnification that are insured by an insurance company, as received by the Company for you, if any, in the framework of the Company’s officer liability insurance, subject to the provisions of Section 6.6 below.

In the event that the total indemnification payments that the Company is required to pay on any date, in addition to the total indemnification payments paid thereby by the same date pursuant to letters of Indemnification, exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount or the balance thereof, as applicable, will be divided between officers that are eligible for indemnification as stated and that was not yet paid thereto by the same date, such that the indemnification amount actually received by each of the aforesaid officers will be calculated based on the ratio between the indemnification amount that is owed to each of the officers and between the aggregate indemnification amount that is owed to each of the aforesaid officers on the same date for the indemnification demands issued to the Company.

In the event that the Company pays indemnification amounts to officers of the Company in the amount of the Maximum Indemnification Amount, the Company will not bear additional indemnification amounts unless the increase of the Maximum Indemnification Amount is approved by the competent organs of the Company.

5.	Advances and Interim Payments

Upon the occurrence of an event for which you are entitled to indemnification under this Letter, the Company will provide you with the amounts that you require to cover expenses and other payments involved in handling any legal matter against you that is related to the same event, such that you will not be required to finance them independently, all subject to the provisions of this Letter of Indemnification.

In the event that the Company pays you, or pays in your place, any amounts in the framework of this Letter of Indemnification in connection with a legal proceeding as stated, and it is thereafter determined that you are not entitled to indemnification from the Company for the same amounts under the provisions of the law or this Letter of Indemnification, the provisions of Section 6.6 below will apply to the same amounts.

As part of the Company’s undertaking as stated above, the Company will provide securities required or guarantees that the officer will be required to provide under interim decisions of a court or arbitrator, including for the replacement of attachments imposed on assets of the officer, provided that the total securities (including forfeited securities), in addition to the amounts received / that will be received by an officer under this Letter of Indemnification, will not exceed the amounts set forth in this Letter of Indemnification.

6.	Terms of the Indemnification

Without derogating from the above, the provision of the indemnification under this Letter of Indemnification is subject to the following terms:

6.1.	You are required to notify the Company in writing of any legal proceeding initiated against you or any concern or threat of a proceeding as stated being initiated in connection with any event for which the indemnification may apply (hereinafter: a “Legal Proceeding”), immediately after being first made aware thereof. Additionally, you are required to immediately transfer to the Company and/or any party of which it shall inform you, any document provided to you and/or in your possession in connection with the same legal proceeding.

6.2.	Legal Handling

The Company may, but is not required to, participate and/or undertake handling the legal proceeding and/or transfer the handling thereof to any attorney selected by the Company for the same purpose (other than an attorney who you reject for reasonable reasons), at its expense and responsibility. If within 15 days from the receipt of your notice as stated in Section 6.1 above, the Company does not undertake to handle the legal proceeding or if you object to representation by the attorney as stated for reasonable reasons, you may select an attorney to handle the legal proceeding, and the Company will indemnify you for the legal fees of the other attorney, provided that the Company believes that the same amount is reasonable under the circumstances.

In the event that the Company undertook to handle the legal proceeding, the Company will not be required to pay you indemnification for litigation expenses incurred with respect to managing the legal defense.

The Company and/or the attorney as stated will act in order to conclude the aforesaid legal proceeding. An attorney appointed by the Company will owe a duty of loyalty to the Company and to you. In the event that a conflict of interests arises between you and the Company in your defense in a legal proceeding, you will inform the attorney thereof, and may appoint an attorney on your behalf to handle your defense, and the provisions of this Letter of Indemnification will apply to expenses that you incur in the appointment of an attorney as stated.

The Company may not conclude the legal proceeding by way of settlement and/or arrangement as a result of which you are not indemnified under this Letter of Indemnification and/or that prevents your entitlement for payments in the framework of the Company’s officer insurance policy acquired, if any, by the Company, without your prior written consent thereto. Additionally, the Company may not transmit the dispute at the subject of the legal proceeding for a decision by way of arbitration, settlement or mediation without your prior written consent, provided that you do not refuse to provide consent as stated other than for reasonable reasons provided to the Company in writing.

Notwithstanding the above, the Company may not conclude a legal proceeding as stated by way of settlement and/or an arrangement and/or conclude the dispute at the subject of the legal proceeding by way of arbitration, settlement or mediation in the event in which the legal proceeding includes criminal charges against you, unless your provide your prior written consent thereto, at your exclusive discretion and without requiring you to explain your opposition.

6.3.	Cooperation

You are required to fully cooperate with the Company and its legal counsel, and provide them with or sign any document required for the purpose of handling the legal proceeding and your representation with respect thereto.

Additionally, you are required to uphold all of the instructions for insured parties under any policy for officer liability of the Company and/or in which you engage, that is reasonably required of you in the framework of the treatment in connection with the legal proceeding, provided that the Company or the insurance company ensures that your expenses involved in the same are covered, such that you are not required to pay them independently and subject to the provisions of this Letter of Indemnification.

6.4.	Coverage of Charges and Expenses

Whether the Company exercises its right as stated in Section 6.2 above or otherwise, the Company will ensure to cover all of the charges and expenses set forth in Section 2 above, such that you will not be required to pay or finance them on your own, without derogating from the indemnification to which you are entitled under this Letter of Indemnification.

6.5.	Non-Application of Indemnification in Settlement of Admission

Indemnification in connection with a legal proceeding against you, as stated in this Letter of Indemnification, will not apply with respect to any amount owed from you to a plaintiff in the event of a settlement or arbitration, unless the Company has agreed to the same settlement or arbitration, as applicable, in advance and in writing, and the Company will not refrain from providing its consent other than for reasonable reasons.

Additionally, the indemnification will not apply in the case in which you provided an admission in a criminal charge for an offense that does not require proof of mens rea, unless the Company provided its prior written consent to your admission.

6.6.	Indemnification in the event of Indemnification or Insurance from a Third Party

The Company will not be required to pay, under this Letter of Indemnification, amounts for any event if the said amounts were paid to you or in your place in the framework of the Company’s officer liability insurance policy or in the framework of indemnification provided to you by a third party that is not the Company, but only in the case in which the amount received from the insurer or third party as stated does not cover an expense or charge to which you are subject as stated. In such a case, the Company undertakes to pay only the difference between the amount of the charge or expense to which you are subject as stated in Section 2 above, and between the amount received by the insurer or any third party, provided that the indemnification amount that the Company is charged does not exceed the Maximum Indemnification Amount. For the avoidance of doubt, it is hereby clarified that this indemnification undertakes does not constitute an agreement in favor of a third party, and the insurer will not have the right to demand participation from the Company for payment that the insurer is required to make to the insured party, if any, under an insurance policy, excluding a deductible set forth in the policy as stated.

6.7.	Payment of the Indemnification

Upon your request for any payment in accordance with this Letter of Indemnification, the Company will take all of the actions required for payment thereof, and will act to receive all of the approvals required under any law in connection therewith, if required. If approval for any payment is required, and approval as stated is not received for any reason, the payment as stated will be subject to approval of the court, and the Company will act to obtain said approval.

6.8.	Return of Indemnification Amounts Paid

In the event in which the Company paid to you or in your place any amounts in the framework of this Letter of Indemnification, and thereafter it is discovered that you are not entitled to indemnification from the Company for the same amounts, the amounts will be considered a loan provided to you, and you will be required to return the same amounts in addition to interest and linkage differentials in the minimum amount set forth by law.

In the event in which it is discovered that the charge for which the Company paid indemnification amounts is cancelled or its amount is lowered for any reason, you are required to assign all of yours rights to return the aforesaid amount and perform all of the actions required in order for the same assignment to be effective. In the event that you fail to do so, you are required to return the aforesaid amounts to the Company in addition to interest and linkage differentials in the amount and for the period for which you are entitled to receive the same amount from the plaintiff.

7.	Term of the Indemnification

The undertaking of the Company under this Letter of Indemnification will remain for your credit and/or the credit of your estate without limitation in time, even after the termination of your service as an officer of the Company and/or your employment by the Company, as applicable, provided that the actions for which the indemnification is provided to you were performed during the term of your service at the Company as an officer and/or your employment by the Company, regardless of the date of discovery of the event for which you were entitled to indemnification under this document.

8.	Miscellaneous

8.1.	The Company may, at its exclusive discretion and at any time, terminate its indemnification undertaking under this document or change any of its terms, including the Maximum Indemnification Amount, types of events to which it applies and the like, insofar as it relates to events that occur after the date of the change, provided that prior written notice is provided to officers of the intent as stated at least 30 days before the date on which the aforesaid decisions enters into force. For the avoidance of any doubt, it is hereby clarified that any such decision that may worsen the terms of this undertaking or terminate it will not have retroactive application and the Letter of Indemnification before its change or termination, as applicable, will continue to apply and be in effect for all intents and purposes with respect to any event that occurred before the change or termination, even if the date of the discovery of an event as stated occurs after the change or termination of the Letter of Indemnification.

8.2.	The undertakings of the Company under this Letter of Indemnification will be interpreted broadly and in a manner enabling their fulfillment, to the extent permitted by law, for the puipose for which it was intended. In the event of a conflict between any provision of this Letter of Indemnification and the provisions of any law that cannot be conditioned upon, the provisions of the aforesaid law will prevail, but the above will not harm or derogate from the validity of the other provisions of this Letter of Indemnification.

8.3.	This Letter of Indemnification will not derogate from the Company’s right to decide to retroactively indemnify under the provisions of the law.

8.4.	This Letter of Indemnification will enter into force upon the delivery to the Company of this Letter of Indemnification, when signed by you in the place designated for your signature.

8.5.	For the avoidance of doubt, it is hereby clarified that this Letter of Indemnification does not constitute an agreement in favor of a third party and cannot be transferred and/or assigned.

8.6.	No waiver, delay, inactive on time or extension by the Company or by you will be interpreted under any circumstances as a waiver of its rights under this Letter of Indemnification and under any law, and will not prevent the same party from taking all of the legal and other actions required for the realization of its rights as stated.

8.7.	The Addendum to this Letter of Indemnification constitutes an integral part hereof.

8.8.	The law applicable to this Letter of Indemnification is the law of the State of Israel and the competent courts of Tel Aviv have the exclusive jurisdiction to hear disputes arising from the application of this Agreement.

In witness whereof, the Company affixes its signature on_______:

BioLight Israeli Life Sciences Investments Ltd.

I hereby confirm receipt of this Letter of Indemnification, and undertake to act in accordance with its provisions, including the provisions of Section 6 above.

Name of the Director/Officer

Addendum

1.          Actions of the Company connected to the Company’s field of business in the development of pharmaceutical and/or medical devices and/or any Action connected directly and/or indirectly to the performance of the above Actions.

2.          Occurrences in connection with investments in or by the Company and/or subsidiary and/or affiliate in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken in the name of the Company and/or subsidiary and/or affiliate by a director, officer, employee and/or board observer of the corporation which is the subject of the transaction and the like;

3.          The offer and/or issuance of securities of the Company by the Company and/or any shareholder to the public in Israel, the U.S. or any other country in the world and /or privately, including under prospectuses, notices, reports and purchase offers.

4.          An action and/or omission arising from the Company being a public company and/or the offer of its securities to the public, whether in the U.S. or elsewhere, including the submission of reports.

5.          An action filed against the officer by a customer, supplier, contractor or any other third party that conducts any kind of business with the Company or its subsidiaries or by an entity or authority that operates under any law.

6.          Actions taken in connection with labor relations and/or employment matters (including employment-related benefits) in the Company and/or subsidiary and/or affiliate.

7.          Actions relating to the promotion, offering and/or support of the products, solutions and technologies in the fields of operation of the Company, any of its subsidiaries or affiliates as shall exist from time to time.

8.          Actions taken in connection with the intellectual property of the Company and/or subsidiary and/or affiliate and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to intellectual property or any claim or demand made for actual or alleged infringement, misappropriation, or misuse of any third party's intellectual property rights by the Company, its subsidiaries or affiliates, including without limitation confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, and misappropriation of ideas by the Company, its subsidiaries or affiliates.

9.          A transaction in which the Company is a party, including in connection with the receipt of credit, a sale, lease, transfer or purchase of assets or liabilities of the Company, purchase of securities of other corporations or the receipt of rights in other corporations, the receipt and/or provision of an option for each of the above and an action that is directly or indirectly involved in the transaction as stated.

10.         Any claim or demand made in connection with any transaction not in the ordinary course of business of either the Company or the party making such claim (including any transaction with directors or officers of the Company or any controlling shareholder of the Company).

11.         Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity (in Israel or abroad), including the Office of the Chief Scientist or the Investment Center of the Israeli Ministry of Industry and Commerce, the Israeli Antitrust Authority or the Israel Securities Authority, or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any governmental entity applicable to the Company and/or Subsidiary, or any of their respective businesses or operations.

12.         Any acts in regard of invasion of privacy, participation and/or non-participation at Board meetings and/or voting and/or abstention from voting at Board meetings, approval of corporate actions, claims of failure to exercise business judgment.

13.         Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company's business.

14.         Violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction.

15.         Granting of liens on Company assets and granting guarantees on behalf of the Company.

16.         Any claim or demand filed by a creditor of the Company with respect to funds loaned thereby to the Company or debts of the Company towards it.

17.         Any claim or demand filed by a third party following bodily or property damage, including loss of use thereof, during an action or omission attributed to the Company or its employees, agents or individuals that are required to act on its behalf.

18.         An expression, statement, including presenting an opinion, made in good faith by the officer during its function and by virtue of its position, including in the framework of meetings of the board of directors, any of its committees or general meetings of the Company.

19.         A structural change or reorganization, including without derogating from the above, a merger, division, change to the Company’s capital, establishment of a subsidiary, liquidation or sale to third parties.

20.         Any legal proceeding on matters related, directly or indirectly, to environmental protection or the provisions of the law or procedures related to pollution, protection of health, use or handling of hazardous materials and the like.

21.         Non-disclosure or failure to supply any type of information of the date required under law or in connection with misleading or incomplete disclosure of information as stated to third parties, including the tax authorities, national insurance authorities, local authorities, Ministry of Environmental Protection and any other government or institutional entity, in the U.S., Israel and elsewhere..

22.         Any action and/or omissions of the Company or its employees or officers with respect to payment, reporting or documentation of documents in connection with any federal, state, municipal or foreign authorities, including payment of any taxes or charges, national insurance payments, salaries or a delay in any payments, including payments of wages to employees, interests and linkage differentials.

23.         Any action that leads to failure to hold proper insurance arrangements.

24.         The filing of a report and/or announcement required by the Companies Law and/or any securities law which is applicable or may be applicable to the Company from time to time, including the U.S. Securities Laws, including the regulations pertaining to these laws, the Israeli Securities Law - 1968, and/or according to rules and/or regulations adopted by the NASDAQ or any other stock exchange and/or securities market and/or any law of any other country pertaining to these issues and/or the failure to file such a report and/or announcement, and/or actions relating to tender offers of the Company, including actions relating to delivery of opinions in relation thereto.

25.         Any decision regarding a distribution, as defined in the Companies Law, including a distribution pursuant to a court order, and/or repurchase of shares or returns of capital or loans of the Company.

26.         Events related to the preparation and/or approval of the Company’s financial statements.

27.         Events related, directly or indirectly, to antitrust laws, including restrictive arrangements and/or monopolies and/or divisions and/or mergers.

28.         Any of the forgoing actions or decisions relating or otherwise applicable to any subsidiary or affiliate of the Company, as may exist from time to time.

29.         Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.